KNIGHT TRANSPORTATION, INC.
                                AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                   (unaudited)

                                              Three Months Ended        Six Months Ended
                                                    June 30                 June 30
                                           ----------------------    ----------------------

                                              1997        1996         1997         1996
                                              ----        ----         ----         ----
Primary and Fully diluted:

Common shares outstanding
   beginning of period                     9,904,500    9,102,000    9,904,500    9,102,000

Common share equivalents:
   Employee stock options
   outstanding &  canceled (1)
                  Primary                    177,176      115,560      173,683       88,934
                  Fully diluted              198,201      140,283      200,209      139,378
   Employee stock options
   exercised (1)
                  Primary
                  Fully diluted                  989         --            497         --
                                                 989         --            497         --
                                          ----------   ----------   ----------   ----------

   Number of common share and common
   share equivalents outstanding
                  Primary                 10,082,665    9,217,560   10,078,680    9,190,934
                                          ==========   ==========   ==========   ==========
                  Fully diluted           10,103,690    9,242,283   10,105,206    9,241,378
                                          ==========   ==========   ==========   ==========

Net Income                                 2,577,750    1,800,901    4,669,755    3,388,700

   Net income per common share and
   common share equivalent
                  Primary                 $      .26   $      .20   $      .46   $      .37
                                          ==========   ==========   ==========   ==========
                  Fully diluted           $      .26   $      .19   $      .46   $      .37
                                          ==========   ==========   ==========   ==========

Notes:

(1) Amount calculated using the treasury stock method.

                                   EXHIBIT 11
                                       14